UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(b)


                               Website Pros, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    94769V105
                  --------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105
--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Insight Venture Partners IV, L.P.
       52-2269503
       .........................................................................
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)   ...................................................................

       (b)   ...................................................................
--------------------------------------------------------------------------------
  3.   SEC Use
       Only         ............................................................
--------------------------------------------------------------------------------
  4.   Citizenship or Place of
       Organization                     Delaware
                                        ........................................
--------------------------------------------------------------------------------
                          Sole Voting        2,639,885
                     5.   Power              ...................................
                   -------------------------------------------------------------
Number of Shares          Shared Voting      0
Beneficially Owned   6.   Power              ...................................
by Each Reporting  -------------------------------------------------------------
Person With:              Sole Dispositive   2,639,885
                     7.   Power              ...................................
                   -------------------------------------------------------------
                          Shared Dispositive 0
                     8.   Power              ...................................
--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each
       Reporting Person                                 2,639,885
                                                        ........................
  10.  Check box if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)
                                                        ........................
  11.  Percent of Class Represented by Amount in
       Row (9)                                      16.0%
                                                    ............................
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                               Page 2 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105
--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Insight Venture Partners IV (Co-Investors), L.P.
       52-2269509
       .........................................................................
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)   ...................................................................

       (b)   ...................................................................
--------------------------------------------------------------------------------
  3.   SEC Use
       Only         ............................................................
--------------------------------------------------------------------------------
  4.   Citizenship or Place of
       Organization                     Delaware
                                        ........................................
--------------------------------------------------------------------------------
                          Sole Voting        325,335
                     5.   Power              ...................................
                   -------------------------------------------------------------
Number of Shares          Shared Voting      0
Beneficially Owned   6.   Power              ...................................
by Each Reporting  -------------------------------------------------------------
Person With:              Sole Dispositive   325,335
                     7.   Power              ...................................
                   -------------------------------------------------------------
                          Shared Dispositive 0
                     8.   Power              ...................................
--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each
       Reporting Person                                 325,335
                                                        ........................
  10.  Check box if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)
                                                        ........................
  11.  Percent of Class Represented by Amount in
       Row (9)                                      2.0%
                                                    ............................
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                               Page 3 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105
--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Insight Venture Partners IV (Fund B), L.P.
       52-2269507
       .........................................................................
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)   ...................................................................

       (b)   ...................................................................
--------------------------------------------------------------------------------
  3.   SEC Use
       Only         ............................................................
--------------------------------------------------------------------------------
  4.   Citizenship or Place of
       Organization                     Delaware
                                        ........................................
--------------------------------------------------------------------------------
                          Sole Voting        20,976
                     5.   Power              ...................................
                   -------------------------------------------------------------
Number of Shares          Shared Voting      0
Beneficially Owned   6.   Power              ...................................
by Each Reporting  -------------------------------------------------------------
Person With:              Sole Dispositive   20,976
                     7.   Power              ...................................
                   -------------------------------------------------------------
                          Shared Dispositive 0
                     8.   Power              ...................................
--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each
       Reporting Person                                 20,976
                                                        ........................
  10.  Check box if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)
                                                        ........................
  11.  Percent of Class Represented by Amount in
       Row (9)                                      0.13%
                                                    ............................
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                               Page 4 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105
--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Insight Venture Partners (Cayman) IV, L.P.
       90-0183706
       .........................................................................
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)   ...................................................................

       (b)   ...................................................................
--------------------------------------------------------------------------------
  3.   SEC Use
       Only         ............................................................
--------------------------------------------------------------------------------
  4.   Citizenship or Place of
       Organization                     Cayman Islands
                                        ........................................
--------------------------------------------------------------------------------
                          Sole Voting        352,930
                     5.   Power              ...................................
                   -------------------------------------------------------------
Number of Shares          Shared Voting      0
Beneficially Owned   6.   Power              ...................................
by Each Reporting  -------------------------------------------------------------
Person With:              Sole Dispositive   352,930
                     7.   Power              ...................................
                   -------------------------------------------------------------
                          Shared Dispositive 0
                     8.   Power              ...................................
--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each
       Reporting Person                                 352,930
                                                        ........................
  10.  Check box if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)
                                                        ........................
  11.  Percent of Class Represented by Amount in
       Row (9)                                      2.1%
                                                    ............................
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                               Page 5 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105
--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Insight Venture Associates IV, LLC
       37-1417641
       .........................................................................
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)   ...................................................................

       (b)   ...................................................................
--------------------------------------------------------------------------------
  3.   SEC Use
       Only         ............................................................
--------------------------------------------------------------------------------
  4.   Citizenship or Place of
       Organization                     Delaware
                                        ........................................
--------------------------------------------------------------------------------
                          Sole Voting        0
                     5.   Power              ...................................
                   -------------------------------------------------------------
Number of Shares          Shared Voting      3,339,126
Beneficially Owned   6.   Power              ...................................
by Each Reporting  -------------------------------------------------------------
Person With:              Sole Dispositive   0
                     7.   Power              ...................................
                   -------------------------------------------------------------
                          Shared Dispositive 3,339,126
                     8.   Power              ...................................
--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each
       Reporting Person                                 3,339,126
                                                        ........................
  10.  Check box if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)
                                                        ........................
  11.  Percent of Class Represented by Amount in
       Row (9)                                      20.2%
                                                    ............................
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
00
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                               Page 6 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105
--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Insight Holdings Group, LLC
       35-2158588
       .........................................................................
--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)   ...................................................................

       (b)   ...................................................................
--------------------------------------------------------------------------------
  3.   SEC Use
       Only         ............................................................
--------------------------------------------------------------------------------
  4.   Citizenship or Place of
       Organization                     Delaware
                                        ........................................
--------------------------------------------------------------------------------
                          Sole Voting        0
                     5.   Power              ...................................
                   -------------------------------------------------------------
Number of Shares          Shared Voting      3,339,126
Beneficially Owned   6.   Power              ...................................
by Each Reporting  -------------------------------------------------------------
Person With:              Sole Dispositive   0
                     7.   Power              ...................................
                   -------------------------------------------------------------
                          Shared Dispositive 3,339,126
                     8.   Power              ...................................
--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each
       Reporting Person                                 3,339,126
                                                        ........................
  10.  Check box if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)
                                                        ........................
  11.  Percent of Class Represented by Amount in
       Row (9)                                      20.2%
                                                    ............................
--------------------------------------------------------------------------------
  12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
00
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                               Page 7 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105
ITEM 1.


                  (a)      NAME OF ISSUER:

                           Website Pros, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                           12735 Gran Bay Parkway West, Building 200
                           Jacksonville, Florida 32258

ITEM 2.

                  (a)      NAME OF PERSON FILING:

                           Insight Venture Partners IV, L.P. ("IVP")
                           Insight Venture Partners IV (Co-Investors), L.P. ("IVP Co-Investors")
                           Insight Venture Partners (Fund B), L.P.
                           ("IVP Fund B")
                           Insight Venture Partners (Cayman) IV, L.P.
                           ("IVP Cayman")
                           Insight Venture Associates IV, LLC ("Associates") Insight Holdings Group, LLC ("Holdings")

                           Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

                  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           c/o Insight Venture Partners
                           680 Fifth Avenue, 8th Floor
                           New York, NY 10019


                  (c)      CITIZENSHIP:

                           For all reporting persons other than IVP Cayman:

                           Delaware

                           For IVP Cayman: Cayman Islands

                  (d)      TITLE OF CLASS OF SECURITIES (OF ISSUER):

                           Common Stock, $.001 par value

                  (e)      CUSIP NUMBER:

                           94769V105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13D-1(B) OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4. OWNERSHIP

                  (a)      AMOUNT BENEFICIALLY OWNED:

                           IVP             :        2,639,885
                           IVP Co-Investors:        325,335
                           IVP Fund B      :        20,976
                           IVP Cayman      :        352,930
                           Associates      :        3,339,126
                           Holdings        :        3,339,126

                               Page 8 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105

                  (b)      PERCENT OF CLASS:

                           IVP             :        16.0%
                           IVP Co-Investors:        2.0%
                           IVP Fund B      :        0.13%
                           IVP Cayman      :        2.1%
                           Associates      :        20.2%
                           Holdings        :        20.2%

                  (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i) Sole power to vote: IVP: 2,639,885, IVP Co-Investors: 325,335, IVP Fund B: 20,976, IVP Cayman: 352,930, Associates: 0, Holdings 0.

                           (ii)     Shared power to vote: IVP: 0, IVP
                                    Co-Investors: 0, IVP Fund B: 0, IVP Cayman:
                                    0, Associates: 3,339,126, Holdings
                                    3,339,126.

                           (iii) Sole power to dispose: IVP: 2,639,885, IVP Co-Investors: 325,335, IVP Fund B: 20,976, IVP Cayman: 352,930, Associates: 3,339,126,
                                    Holdings: 3,339,126.

                           (iv) Shared power to dispose: IVP: 0, IVP Co-Investors: 0, IVP Fund B: 0, IVP Cayman:
                                    0, Associates: 3,339,126, Holdings
                                    3,339,126.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10. CERTIFICATION

            Not applicable

                               Page 9 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2006


                   INSIGHT VENTURE PARTNERS IV, L.P.

                   By: Insight Venture Associates IV, LLC, its general partner
                   By: Insight Holdings Group, LLC., its managing member


                   By: /s/ Jeffrey Horing
                       ------------------
                       Name:  Jeffrey Horing
                       Title: Managing Member


                   INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

                   By: Insight Venture Associates IV, LLC, its general partner
                   By: Insight Holdings Group, LLC., its managing member


                   By: /s/ Jeffrey Horing
                       ------------------
                       Name:  Jeffrey Horing
                       Title: Managing Member


                   INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

                   By: Insight Venture Associates IV, LLC, its general partner
                   By: Insight Holdings Group, LLC., its managing member


                   By: /s/ Jeffrey Horing
                       ------------------
                       Name:  Jeffrey Horing
                       Title: Managing Member


                   INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

                   By: Insight Venture Associates IV, LLC, its general partner
                   By: Insight Holdings Group, LLC., its managing member


                   By: /s/ Jeffrey Horing
                       ------------------
                       Name:  Jeffrey Horing
                       Title: Managing Member


                   INSIGHT VENTURE ASSOCIATES IV, LLC

                   By: Insight Holdings Group, LLC., its managing member


                   By: /s/ Jeffrey Horing
                       ------------------
                       Name:  Jeffrey Horing
                       Title: Managing Member


                              Page 11 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105

                   INSIGHT HOLDINGS GROUP, LLC


                   By: /s/ Jeffrey Horing
                       ------------------
                       Name:  Jeffrey Horing
                       Title: Managing Member


                              Page 12 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105

                                  EXHIBIT 2(a)



                  This Statement is being filed by Insight Venture Partners IV, L.P., a Delaware limited partnership (hereinafter referred to as "IVP"), Insight Venture Partners IV (Co-Investors), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Co-Investor"), Insight Venture Partners (Cayman) IV, L.P., a Cayman Islands limited partnership (hereinafter referred to as "IVP Cayman"), Insight Venture Partners IV (Fund B), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Fund B"), Insight Venture Associates, IV LLC, a Delaware limited liability company(hereinafter referred to as "Associates") and Insight Holdings Group, LLC, a Delaware limited liability company (hereinafter referred to as "Holdings") each of whose principal office is located at c/o Insight Venture Partners IV, L.P., 680 Fifth Avenue, 8th Floor, New York, NY 10019. Each of IVP, Co-Investor, IVP Cayman and IVP Fund B (collectively referred to herein as the "Insight Funds") is engaged in the venture capital business. Each of Associates and Holdings is engage in the venture capital business indirectly through the Insight Funds.

                  Associates is the general partner of each of the Insight Funds, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds as such may be deemed to be the beneficial owners of all of the shares held by the Insight Funds.

                  Holdings is the managing member of Associates, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds.


                              Page 12 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105

                                  EXHIBIT 2(b)

                             JOINT FILING AGREEMENT


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 9th day of February, 2006.


                    INSIGHT VENTURE PARTNERS IV, L.P.

                    By: Insight Venture Associates IV, LLC, its general partner
                    By: Insight Holdings Group, LLC., its managing member


                    By: /s/ Jeffrey Horing
                        ------------------
                        Name:  Jeffrey Horing
                        Title: Managing Member


                    INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

                    By: Insight Venture Associates IV, LLC, its general partner
                    By: Insight Holdings Group, LLC., its managing member


                    By: /s/ Jeffrey Horing
                        ------------------
                        Name:  Jeffrey Horing
                        Title: Managing Member


                    INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

                    By: Insight Venture Associates IV, LLC, its general partner
                    By: Insight Holdings Group, LLC., its managing member


                    By: /s/ Jeffrey Horing
                        ------------------
                        Name:  Jeffrey Horing
                        Title: Managing Member


                              Page 13 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Website Pros, Inc.                                CUSIP NO.:  94769V105

                    INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

                    By: Insight Venture Associates IV, LLC, its general partner
                    By: Insight Holdings Group, LLC., its managing member


                    By: /s/ Jeffrey Horing
                        ------------------
                        Name:  Jeffrey Horing
                        Title: Managing Member

                    INSIGHT VENTURE ASSOCIATES IV, LLC

                    By: Insight Holdings Group, LLC., its managing member


                    By: /s/ Jeffrey Horing
                        ------------------
                        Name:  Jeffrey Horing
                        Title: Managing Member

                    INSIGHT HOLDINGS GROUP, LLC


                    By: /s/ Jeffrey Horing
                        ------------------
                        Name:  Jeffrey Horing
                        Title: Managing Member


                              Page 14 of 14 pages